UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 6, 2006

SIMPLETECH, INC.

(Exact name of registrant as specified in charter)

California	000-31623	33-0399154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Daimler Street,
Santa Ana, California	92705-5812
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 476-1180

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On November 6, 2006, the Board of Directors (the “Board”) of SimpleTech, Inc. (the “Company”) approved changes in the compensation paid to its non-employee directors. The Chairs of the Audit Committee and Compensation Committee shall each receive $2,000 for each regular meeting presided in person and each other member of such committees shall receive $1,000 for each regular meeting attended in person. Members of the Nominating and Corporate Governance Committee shall each receive $1,000 for each regular meeting attended in person. The fee to non-employee directors for attendance in person at each regular Board meeting remains at $5,000. Non-employee directors attending a meeting by telephone conference shall receive 50% of the foregoing director fees.

In addition to the fee changes, the Board approved a policy for the annual grant to each non-employee director of restricted stock units (“RSUs”) covering 2,000 shares of the Company’s common stock under the Stock Issuance Program of the Company’s 2000 Stock Incentive Plan upon such director’s re-election by the Company’s shareholders at the Company’s Annual Shareholders Meeting. Each RSU award will be granted on the date of the Company’s Annual Shareholders Meeting and will vest upon the non-employee director’s continuation of Board service through the one year anniversary of the date of grant. As the RSUs vest, the shares of common stock underlying those vested units will be promptly issued.

No changes were made to the other compensation arrangements for the non-employee directors. The foregoing changes to the compensation paid to the Company’s non-employee directors shall be effective beginning January 1, 2007. A summary of the Company’s current non-employee director compensation arrangements, reflecting the change referenced above, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description of Exhibit
99.1	Summary of Non-Employee Director Compensation Arrangements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SimpleTech, Inc.

Date: November 6, 2006	By:	/s/ Dan Moses
Dan Moses
Chief Financial Officer and Executive Vice President

Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Summary of Non-Employee Director Compensation Arrangements.